UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               FORM 8-K/A (NO.1)

             Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) NOVEMBER 9, 2010


                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC
              (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

FLORIDA                                000-30392                   13-4172059
-------                                ---------                   ----------
(STATE OR OTHER JURISDICTION)    (COMMISSION FILE NUMBER)       (I.R.S. EMPLOYER
OF INCORPORATION)                                                IDENTIFICATION)


             335 CONNIE CRESCENT, CONCORD, ONTARIO, CANADA L4K 5R2

              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (905) 695-4142

                                      N/A

         (Former name or former address, if changed since last report)



|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))





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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective December 8, 2010 the Issuer (the "Company") completed the second traunch of a unit offering. The unit offering is for up to $5 million. Each unit is offered at a price of $0.40 and is comprised of one (1) share of the Company's common stock and one (1) two year warrant exercisable for one (1) share of common stock (the "Unit Offering" or "Offering"). Each warrant is exercisable in the first year following issuance at an exercise price of $0.55 per share and thereafter if the warrant has not been exercised in the first year the warrant may be exercisable in the second year following issuance for $0.65 per share (the "Warrant"). In connection with the second traunch under the Offering, the Company received a gross amount before fees and expenses of $300,000 and in turn is issuing a total of 750,000 restricted shares of its common stock and a Warrant to acquire an additional 750,000 shares of common stock to an accredited investor. The Company has received an aggregate gross amount of $600,000 in the Unit Offering to date. The Offering provides for favored nations for the investor in the event the Company undertakes an offering at more favorable terms as well as registration rights whereby the Company will use its best efforts to file a registration statement for the shares of common stock and the shares of common stock underlying the Warrants within thirty (30) days of the completion of the Offering.

 ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES

See Item 1.01 above.

                                          ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.
Date: December 13, 2010
                                           By: /s/ David J. Johnson
                                               ---------------------
                                               David J. Johnson
                                               Chief Executive Officer and
                                               President